LOAN AGREEMENT

THIS AGREEMENT dated as of the 10th day of June, 2003

BETWEEN:

KIRKLAND LAKE GOLD INC.,
Suite 300, 570 Granville Street,
Vancouver, British Columbia, Canada

(hereinafter called the “Borrower”)

OF THE FIRST PART

AND:

CBG COMPAGNIE BANCAIRE GENÈVE
Case Postale 5022
CH-1211 Genève 11
Switzerland

(hereinafter called the “Lender”)

OF THE SECOND PART

WHEREAS:

A.             The Borrower has requested that the Lender make a loan to the Borrower in the principal amount of $1,000,000 (the “Principal Sum”);

B.             The Lender has agreed to loan funds to the Borrower on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the sum of $1.00 paid by each party to the other (the receipt of which is hereby acknowledged) the parties hereto mutually covenant and agree as follows:

1.              INTERPRETATION

1.1.            Definitions. Where used herein or in any amendment hereto each of the following words and phrases shall have the meanings set forth as follows:

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(a)	“Agreement” means this Loan Agreement including the Schedules hereto together with any amendments hereof.

(b)	“Bonus Shares” has that meaning ascribed to it in paragraph 2.1.

(c)
“Capital Lease Obligations” means the obligations of the Borrower to pay rent or other amounts under a lease which is classified and accounted for as a capital lease on a balance sheet of the Borrower under generally accepted accounting principles and, for purposes of this Agreement, the amount of such obligations shall be its capitalized amount, determined in accordance with generally accepted accounting principles.

(d)	“Change of Control” shall be deemed to have occurred with respect to the Borrower if

(i)
a person, company or combination of persons or companies acquires ownership or control or direction over a sufficient number of voting securities of the Borrower to be able to affect materially the control of the Borrower, where such person, company or combination of persons or companies (A) did not, on the Closing Date, hold or have control or direction over, a sufficient number of voting securities of the Borrower to affect materially the control of the Borrower, or (B) was not, on the Closing Date, a director, officer or greater than 10% shareholder of the Borrower. For the purposes hereof, any person, company or combination of persons or companies holding or exercising control or direction over more than 20% of the outstanding voting securities of the Borrower shall be deemed, in the absence of evidence to the contrary, to be able to affect materially the control of the Borrower,

(ii)
both of D. Harry W. Dobson and Brian A. Hinchcliffe cease for any reason to be senior officers or members of the Board of Directors of the Company or if they, together with any directors whose appointment or nomination for election by the Borrower’s shareholders was proposed by either of them, cease for any reason to constitute a majority of the members of the Board of Directors of the Borrower then in office, or

(iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Borrower’s property and assets.

(e)	“Closing Date” means the second business day following the day upon which the Exchange’s approval to this Agreement has been obtained by the Borrower.

(f)	“Converted Interest” has that meaning ascribed to it in paragraph 2.3.

(g)	“Converted Principal” has that meaning ascribed to it in paragraph 2.3.

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(h)	“Event of Default” means any event set forth in paragraph 5.1.

(i)	“Exchange” means the Toronto Stock Exchange.

(j)	“Exchange’s Resale Policy” means the Exchange’s policy imposing a four month restricted resale period on all Shares issued from treasury.

(k)	“Imputed Interest” has that meaning ascribed to it in paragraph 2.3.

(l)
“Indebtedness” means (without duplication), with respect to the Borrower or its subsidiaries at any time, whether recourse is to all or a portion of the assets of the Borrower and whether or not contingent

	(i)	every obligation for money borrowed,

	(ii)	every obligation evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

	(iii)	every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar instruments,

	(iv)	every obligation issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or expenses accrued in the ordinary course of business),

	(v)	every Capital Lease Obligation,

(vi)
the amount determined pursuant to the terms of each interest rate and currency exchange agreement or other agreement relating to the hedging of interest rate or currency exchange rate risks that would be payable by the Borrower or its subsidiaries if such agreement were terminated at such time,

(vii)
the maximum amount of every obligation of the type referred to in subparagraphs (i) to (vi) that may be available to the Borrower or its subsidiaries pursuant to any agreement, whether or not the conditions precedent to availability under such agreement have been met, and
(viii) every obligation of the type referred to in subparagraphs (i) through (vii) of another person the payment of which, in each case, the Borrower or its subsidiaries have guaranteed or are responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

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(m)	“Lien” means any encumbrance, lien, mortgage, charge, hypothec, pledge or security interest of any nature whatsoever except any of the following:

	(i)	inchoate or statutory liens for taxes not at the time overdue;

(ii)
inchoate or statutory liens for overdue taxes or utilities, the validity of which is being contested in good faith but only for so long as such contestation effectively postpones enforcement of any such liens or taxes;

	(iii)	security given to any public utility, governmental authority or supplier when required in the ordinary course of business;

	(iv)	any reservations or exceptions contained in the original grants of land and the terms of any lease in respect of any real property;

(v)
minor discrepancies in the legal description of real property which would be disclosed in an up-to-date survey and any registered easements and registered restrictions or covenants that run with the land, in either case which do not materially detract from the value of, or affect the right to transfer, the real property or materially impair the use of the real property as it has been used by the Borrower;

(vi)
rights of way for or reservations or rights of others for, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances or other restrictions as to the use of real property, which do not in the aggregate materially detract from the value of or affect the right to transfer the real property or impair their use as it has been used by the Borrower; and

	(vii)	any royalty affecting title to real property or any mineral production therefrom.

(n)	“Loan” means the loan of the Principal Sum to be made by the Lender to the Borrower in accordance with this Agreement.

(o)	“Maturity Date” means the First Maturity Date or, if the Borrower so elects and the Lender does not refuse, the Second Maturity Date, and

	(i)	“First Maturity Date” means the 18th month anniversary of the Closing Date, and

	(ii)	“Second Maturity Date” means the 36th month anniversary of the Closing Date.

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(p)	“Principal Sum” means the sum of money, in Canadian dollars, set out in recital A of this Agreement.

(q)	“Promissory Note” means the promissory note to be issued to the Lender in the form attached hereto as Schedule “A”.

(r)	“Resale Instrument” means Multilateral Instrument 45-102 Resale of Securities of the Canadian Securities Administrators.

(s)	“Share” means a common share in the capital of the Borrower.

1.2.            Number and Gender. Wherever the singular or the masculine are used herein the same shall be deemed to include the plural or the feminine or the body politic or corporate where the context or the parties so require.

1.3.            Headings. The headings to the articles, paragraphs, subparagraphs or clauses of this Agreement are inserted for convenience only and shall not affect the construction hereof.

1.4.            References. Unless otherwise stated a reference herein to a numbered or lettered article, paragraph, subparagraph or clause refers to the article, paragraph, subparagraph or clause bearing that number or letter in this Agreement. A reference to this Agreement or herein means this Loan Agreement, including the Schedules hereto, together with any amendments thereof.

1.5.            Currency. All dollar amounts expressed herein refer to lawful currency of Canada.

2.              TERMS OF THE LOAN

2.1.            Loan. The Lender hereby agrees to lend to the Borrower the Principal Sum and in consideration thereof the Borrower agrees to issue to the Lender, as a bonus, that number of Shares equal to 0.075 times the Principal Sum (the “Bonus Shares”).

2.2.            Interest. Before and after the Maturity Date and before and after judgment, the Borrower shall pay interest at a rate of 10% per year on the amount of the Principal Sum remaining unpaid. Payments of interest shall be made on the First Maturity Date with the balance, if any, on the Second Maturity Date. Interest at such rate shall accrue daily and be calculated on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. The Borrower shall pay interest at the aforesaid rate on all overdue interest.

2.3.            Conversion to Equity. At any time prior to the Maturity Date, the Lender shall have the right to convert into Shares all or any part of:

(a)	the Principal Sum at the rate of $4.00 per Share, and

(b)	the accrued but unpaid interest on such portion of the Principal Sum plus, if such conversion is being effected prior to the First Maturity Date, the amount of interest

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which would have accrued on such portion of the Principal Sum for the balance of the period up to the First Maturity Date (“Imputed Interest”) at that rate equal to the greater of $4.00 per Share or the minimum issue price permitted by the Exchange.

The Lender may exercise the right of conversion hereby granted by delivering notice to the Borrower in the form attached hereto as Schedule “B” stipulating the amount of the Principal Sum being converted (“Converted Principal”), the accrued but unpaid interest thereon, including the amount of Imputed Interest, and the amount of such interest being converted (“Converted Interest”). Upon receipt of such notice, the Borrower shall take all necessary action to cause:

(a)	certificates representing the appropriate number of Shares to be issued and delivered to the Lender in satisfaction of the Converted Principal and Converted Interest; and

(b)	payment to be made to the Lender of the balance of accrued but unpaid interest, including Imputed Interest but excluding the Converted Interest, on the Converted Principal.

2.4. Alteration of Share Capital. In the event of:

(a)	any subdivision, consolidation or reclassification of the Shares;

(b)	any reorganization of the share capital of the Borrower affecting in any manner the Shares;

(c)	the amalgamation of the Borrower with any other company or companies; or

(d)
the declaration of a stock dividend or other distribution of the assets of the Borrower to the shareholders of the Borrower, other than a stock dividend of up to but not in excess of 5% of the number of outstanding common shares of the Borrower, then the number of Shares which may be but are not yet issued pursuant to the exercise of the Lender’s right of conversion at the time when such event occurs shall be adjusted, if required, so that the Lender will be in no less favourable position than if the Lender had received, prior to the date of such event, the Shares it would otherwise be entitled to receive upon exercise of its rights of conversion.

2.5.           Repayment. The Principal Sum shall be repaid, and accrued but unpaid interest thereon shall be paid, by the Borrower on the Maturity Date. The Borrower may repay all or any portion of the Loan any time prior to the Maturity Date but must give the Lender notice of its intention to do so at least 20 days before the date of such prepayment during which time the Lender may exercise its right of conversion in accordance with the terms hereof. If the Borrower repays all or any portion of the Loan prior to the:

(a)	First Maturity Date, the Borrower shall

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	(i)	pay to the Lender, subject to the Lender’s right of conversion thereof, that amount of interest which would have accrued on the outstanding portion of the Principal Sum to the First Maturity Date, and

(ii)
issue to the Lender, 287,500 non-transferable share purchase warrants for each $1,000,000 of Principal Sum repaid and interest paid under (i) which warrants shall entitle the Lender to purchase one Share at a price of $4.00 per Share until the First Maturity Date; and

(b)	Second Maturity Date, after electing to extend the Maturity Date from the First Maturity Date to the Second Maturity Date in accordance with section 2.6, the Borrower shall

(i)
pay to the Lender, subject to the Lender’s right of conversion thereof, that amount of interest which would have accrued on the outstanding portion of the Principal Sum to the Second Maturity Date, and

(ii)
issue to the Lender, 287,500 non-transferable share purchase warrants for each $1,000,000 of Principal Sum repaid and interest paid under (i) which warrants shall entitle the Lender to purchase one Share at a price of $4.00 per Share until the Second Maturity Date.

2.6.           Extension of Maturity Date. If the Borrower is not in default of the terms of this Agreement it may elect to extend the Maturity Date from the First Maturity Date to the Second Maturity Date by giving notice thereof to the Lender, at least 20 days before the First Maturity Date. Upon receipt of the notice from the Borrower, the Lender, in its sole and absolute discretion, may refuse to extend the Maturity Date by giving to the Borrower a notice of refusal within 10 days of receipt of the notice from the Borrower. If the Lender does not give the Borrower a notice of refusal to extend the Maturity Date, the Borrower shall issue and deliver, as a bonus, to the Lender prior to the First Maturity Date, that number of Shares equal to 0.075 times the unpaid portion of the Principal Sum. For example, should the Principal Sum be equal to $2,000,000 then 150,000 Shares shall be delivered to the Borrower.

2.7.           Restrictions on Resale. Any Shares issued pursuant to this Agreement:

(a)
on the Closing Date or subsequently pursuant to the Lender’s exercise of the right of conversion will be subject to a restricted resale period under the Resale Instrument and the Exchange’s Resale Policy of four months from the Closing Date; or

(b)
upon the exercise of warrants issued upon the early repayment of the Principal Sum pursuant to section 2.5 or in connection with the extension of the Maturity Date under section 2.6 will be subject to a restricted resale period under the Exchange’s Resale Policy of four months and under the Resale Instrument of four months, if the Borrower has filed a “current AIF” (as defined in the Resale Instrument), or 12

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months, if the Borrower has not filed a “current AIF”, from the date of issuance of such Shares,

and thereafter may be subject to notice or other requirements under the Resale Instrument and other applicable securities legislation upon disposition. The Lender acknowledges that legends will be placed upon the certificates representing such Shares to the effect that the Shares are subject to such hold periods and may not be traded until expiry thereof except as permitted under the Resale Instrument, the Exchange’s Resale Policy and any other applicable securities legislation. The Borrower shall be under no obligation to file a prospectus or other document qualifying the resale of the Shares or do any other act which would have the effect of reducing or eliminating such restricted resale periods.

3.              REPRESENTATIONS AND WARRANTIES

3.1.           Representations. The Borrower represents and warrants to the Lender, and acknowledges that the Lender is relying upon such representations and warranties in entering into this Agreement, as follows:

(a)
the Borrower has the capacity to enter into this Agreement, and the execution of this Agreement and the completion of the transactions contemplated hereby shall not be in violation of the articles or by-laws of the Borrower or any agreement to which the Borrower is a party;

(b)	this Agreement and the Promissory Note have been duly authorized and executed by the Borrower and are enforceable against the Borrower in accordance with their terms;

(c)	the Borrower has allotted and reserved sufficient Shares to satisfy its obligations hereunder; and

(d)	the Borrower does not have any subsidiaries.

3.2.           Survival. All representations and warranties made hereunder shall survive the delivery of the Promissory Note and certificates representing the Shares to the Lender and shall continue in full force and effect for the benefit of the Lender.

4.             CLOSING ARRANGEMENTS

4.1.           Conditions Precedent. The Lender’s obligation to advance the Principal Sum to the Borrower shall be subject to the satisfaction of the following conditions:

(a)	the approval of the Exchange and all securities regulatory authorities having jurisdiction to this Agreement shall have been obtained by the Borrower;

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(b)	the representations and warranties of the Borrower shall be true as of the date hereof and as of the Closing Date; and

(c)	the Borrower shall have complied with all of its obligations hereunder.

The foregoing conditions precedent are inserted for the benefit of the Lender and may be waived in whole or in part by the Lender at any time prior to closing by delivering to the Borrower written notice to that effect.

4.2.            Time of Closing. The closing of the Loan shall take place at 10:00 a.m. (Vancouver time) on the Closing Date.

4.3.           Deliveries by the Lender. On the Closing Date the Lender shall deliver or cause to be delivered to the Borrower:

(a)	a certified cheque, bank draft, solicitors’ trust cheque or wire transfer for the Principal Sum payable to the Borrower or the Borrower’s direction; and

(b)	a duly completed Private Placement Undertaking and Questionnaire in the form required by the Exchange.

4.4.           Deliveries by the Borrower. On the Closing Date the Borrower shall deliver to the Lender:

(a)	the Promissory Note, duly executed; and

(b)	certificate(s) evidencing the Bonus Shares duly registered in the name of, or as directed by, the Lender.

5.             COVENANTS

5.1.           No Additional Indebtedness or Liens. The Borrower shall not, and it shall cause any majority owned subsidiaries to not, without the prior consent of the Lender, which may be withheld in its discretion, authorize, incur or suffer to exist any:

(a)	Indebtedness which is senior to the Loan, other than Indebtedness arising from or in connection with Liens or incurred prior to the date of this Agreement; and

(b)	Liens on any of its assets or assets of any majority owned subsidiaries which assets are owned now or hereinafter acquired.

5.2.           No Subsidiaries to be Created or Acquired. The Borrower shall not create or acquire any subsidiary after the Closing Date but if a subsidiary is created or acquired each

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subsidiary must execute a guarantee, reasonably satisfactory in form and substance to the Lender, pursuant to which the subsidiary will become a guarantor to this Agreement.

5.3.           Notice to Lender if a Change of Control. Within 30 days following any Change of Control, the Borrower shall send a notice to the Lender informing the Lender of such Change of Control and making an offer to the Lender to repay the Principal Sum and that amount of interest which would have accrued to the Maturity Date. The Lender may accept such offer by giving a notice to the Borrower, within 30 days following receipt of the notice from the Borrower. Within 10 days following receipt of the notice from the Lender, the Borrower shall repay the Principal Sum and that amount of interest which would have accrued to the Maturity Date.

6.             EVENTS OF DEFAULT AND REMEDIES

6.1.           Events of Default. Any one or more of the following events, whether or not any such event shall be voluntary or involuntary or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, shall constitute an Event of Default:

(a)	if the Borrower defaults in the payment of any monies due hereunder as and when the same is due;

(b)	if the Borrower defaults in the observance or performance of any other provision hereof;

(c)	if an order is made or a resolution is passed or a petition is filed for the liquidation or winding-up of the Borrower;

(d)	if the Borrower commits an act of bankruptcy or makes a general assignment for the benefit of its creditors or otherwise acknowledges its insolvency;

(e)	if the Borrower ceases or demonstrates an intention to cease to carry on its business;

(f)	if a receiver or receiver-manager or receiver and manager is appointed for any of the Borrower’s business; or

(g)
if a default occurs under any bond, debenture, note or other similar instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness or Indebtedness the payment of which is guaranteed by the Borrower or any of its subsidiaries, whether such Indebtedness or guarantee now exits, or is created after the date of this Agreement, which default constitutes a failure to pay any portion of the principal of or premium, if any, or interest on such Indebtedness when due and

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payable after the expiration of any applicable grace period provided in such Indebtedness on the date of such default.

6.2.           Remedies Upon Default. Upon the occurrence of any Event of Default and at any time thereafter the Lender, in its discretion, may declare this Agreement to be in default by notice to the Borrower whereupon the Borrower shall have five business days in which to rectify such Event of Default. At any time thereafter, provided the Borrower shall not have remedied such Event of Default, the Lender, in its discretion, may:

(a)	declare the Loan and other monies owing by the Borrower to the Lender to be immediately due and payable; and

(b)	demand payment from the Borrower and exercise any or all of their remedies under this Agreement.

6.3.            Remedies Non-Exclusive. No remedy conferred on the Lender hereby is intended to be exclusive. Each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The exercise or commencement of exercise by the Lender of any one or more of such remedies shall not preclude the simultaneous or later exercise by the Lender of any or all other such remedies.

6.4.           Waiver. The Lender may waive any breach by the Borrower of this Agreement or of any default by the Borrower in the observance or performance of any covenant or condition required to be observed or performed by the Borrower hereunder. No failure or delay on the part of the Lender to exercise any right, power or remedy given herein or by statute or at law or in equity or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other exercise thereof or the exercise of any other right, power or remedy, nor shall any waiver by the Lender be deemed to be a waiver of any subsequent similar or other event.

7.             MISCELLANEOUS

7.1.           Effective Time. This Agreement shall only be effective upon the execution of similar loan agreements with the Borrower for loans in the principal amounts identified in Schedule “C” attached hereto, and shall automatically terminate if such loan agreements are not executed by the Borrower and the parties identified in Schedule “C” attached hereto by July 15, 2003.

7.2.           Notices. Any notice required or permitted to be given under this Agreement shall be in writing and may be given by delivery, mail or telecopier to the following addresses:

Borrower:	Kirkland Lake Gold Inc.
Suite 300
570 Granville Street
Vancouver, British Columbia

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V6C 3P1

Attention: President
Telecopier No. (604) 681-4692

Lender:	CBG Compagnie Bancaire Genève
Avenue de Rumine 20
CH-1005 Lausanne
Switzerland

Attention: Blaise Freidli
Telecopier No.: (41) 21 343-1375

Any notice so given shall:

(a)	if delivered, be deemed to have been given at the time of delivery;

(b)
if mailed, be deemed to have been given on the tenth business day after and excluding the day on which it was so mailed, but should there be, at the time of mailing or between the time of mailing and the deemed receipt of the notice, a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall be only effective if actually delivered; and

(c)	if telecopied, be deemed to have been given or made on the first business day following the day on which it was sent.

Any party may give written notice of a change of address in the aforesaid manner, in which event such notice shall thereafter be given to such party as above provided at such changed address.

7.3.           Amendments. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

7.4.           Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, pertaining to the subject matter hereof.

7.5.           Action on Business Day. If the date upon which any act or payment hereunder is required to be done or made falls on a day which is not a business day, then such act or payment shall be performed or made on the first business day next following.

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7.6.           No Merger of Judgment. The taking of a judgment on any covenant contained herein or on any covenant set forth in any other security for payment of any indebtedness hereunder or performance of the obligations hereby secured shall not operate as a merger of any such covenant or affect the Lender’s right to interest at the rate and times provided in this Agreement on any money owing to the Lender under any covenant herein or therein set forth and such judgment shall provide that interest thereon shall be calculated at the same rate and in the same manner as herein provided until such judgment is fully paid and satisfied.

7.7.           Severability. If any one or more of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality or enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

7.8.           Legal Fees. Notwithstanding anything in this Agreement to the contrary, each party shall be responsible for the payment of its own legal fees, and the Borrower shall be solely responsible for the payment of all fees relating to the obtaining of all required securities regulatory approvals.

7.9.           Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon all parties hereto and their respective heirs, personal representatives, successors and assigns, as the case may be.

7.10.         Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the Province of British Columbia and the parties hereto agree to submit to the exclusive jurisdiction of the courts of British Columbia with respect to any legal proceedings arising from this Agreement.

7.11.         Counterparts & Delivery. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. This Agreement may be delivered by telecopier.

7.12.         Time. Time is of the essence of this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

KIRKLAND LAKE GOLD INC.	CBG COMPAGNIE BANCAIRE GENÈVE

Per:	Per:

_______________________________	_______________________________
Signature	Signature

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__________________	__________________	__________________	__________________
Name	Position	Name	Position

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SCHEDULE “A”

PROMISSORY NOTE

            FOR VALUE RECEIVED, Kirkland Lake Gold Inc. (the “Borrower”) hereby promises to pay to CBG Compagnie Bancaire Genève (the “Lender”) at Avenue de Rumine 20, CH-1005 Lausanne, Switzerland or at such other place as the Lender or the holder hereof may designate, from time to time, in writing, by draft of, or certified cheque drawn on a Canadian chartered bank or trust company authorized to carry on and carrying on business in Canada, the sum of $1,000,000 (the “Principal Sum”) in lawful money of Canada, with interest thereon at the rate of 10% per year calculated and payable annually, on the anniversary hereof, not in advance, both before and after demand, maturity, default and judgment. Interest at such rate shall accrue daily and be calculated on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. The Borrower shall pay interest at the aforesaid rate on all overdue interest.

            The Principal Sum together with accrued but unpaid interest thereon shall be repaid on or before •, 2004, [ 18 months after Closing Date ] subject to extension to •, 2006, [ 36 months after Closing Date ] and may be converted into common shares of the Borrower in accordance with the terms of that Loan Agreement dated as of June 10, 2003 between the Borrower and the Lender.

            The Borrower waives presentment, demand, notice, protest, notice of protest and notice of dishonour and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note.

            This Promissory Note shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

             IN WITNESS WHEREOF the Borrower has caused its corporate seal to be affixed hereunto duly attested to by the hands of its authorized signing officers in that behalf at Vancouver, British Columbia this • day of August, 2003.

KIRKLAND LAKE GOLD INC.

Per: ____________________________________	C/S

Per: ____________________________________

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SCHEDULE “B”

NOTICE OF CONVERSION

TO:	KIRKLAND LAKE GOLD INC. (the “Borrower”)
Suite 300, 570 Granville Street
Vancouver, British Columbia, V6C 3P1

The undersigned hereby exercises its right to acquire convert principal of $ ________________ at the rate of $4.00 per share and accrued but unpaid interest thereon of $ ________________ (of the total accrued but unpaid interest, including Imputed Interest, of $ ________________ ) at that rate equal to the greater of $4.00 per share or such higher rate as may be required by the Toronto Stock Exchange into common shares and to receive payment by cheque for the balance of the accrued but unpaid interest of $ ________________ in accordance with the terms of that Loan Agreement with the Borrower dated as of June 10, 2003.

The certificates for the common shares are to be issued as follows:

NAME:
(please print)

ADDRESS:

             Note: If further certificates required, please attach (and initial) schedule giving these particulars.

DATED this ____day of ________________________, _________.

______________________________	______________________________
Signature Guaranteed	Signature of Lender
(see Instruction no. 2)
______________________________
Name (please print)

Instructions

1.
The Lender may exercise its right to convert principal and interest into common shares by completing this Notice of Conversion and delivering it to the Corporation. Certificates for such shares and a cheque for the remaining accrued interest, if any, will be made available for pick-up or mailed by registered mail forthwith after the exercise of such right of conversion.

2.
If this Notice of Conversion indicates that shares are to be issued to a person or persons other than the Lender, the signature of the Lender on this Notice must be guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange or Medallion Guaranteed.

3.
If this Notice of Conversion is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any person acting in a judiciary or representative capacity, it must be accompanied by evidence of authority to sign satisfactory to the Borrower.

Draft No. 10 - Execution Copy
June 27, 2003

SCHEDULE “C”

LIST OF ALL LENDERS PROVIDING FINANCING

Name & Address of Lender	Principal Amount
RAB Special Situations L.P. 30 Old Rudnick Lane Dover, Delaware USA 19901	$ 581,250
RAB Europe Fund Ltd. Walker House, Mary Street George Town, Grand Cayman Cayman Islands	2,506,250
RAB European High Yield Fund Ltd. Walker House, Mary Street George Town, Grand Cayman Cayman Islands	600,000
W. Philip S. Richards Fairseat House, Fairseat Kent TN15 7LU England	1,000,000
Middlemarch Partners Limited 94, Mount Street London W1K 2SZ England	1,500,000
CBG Compagnie Bancaire Genève Avenue de Rumine 20 CH-1005 Lausanne Switzerland	1,000,000
TOTAL	$ 7,187,500

Draft No. 10 - Execution Copy
June 27, 2003